Exhibit 10.30

November 7, 2003

etrials Worldwide, Inc.

2701 Aerial Center Pkwy.

Morrisville, NC 27560

Attention: James Clark

Chief Financial Officer

Dear Mr. Clark:

Tryon Capital Partners (“Advisor”) is pleased to submit to you this letter agreement (“Letter Agreement”) which sets forth the terms pursuant to which Advisor will provide etrials Worldwide, Inc. (“Company”) financial advisory and other consulting services in connection with the engagement described herein.

I.	Engagement

The Company has engaged Advisor. as its financial advisor with respect to evaluation and introduction of potential investors relating to a potential capital investment (“ Transaction”).

II.	Scope of Services

Advisor will provide the following services, as requested by the Company:

A.	The company is contemplating raising either debt or equity capital for its future growth. In relation to this Transaction as directed by the company, Advisor will:

1.	Evaluate and provide Company lists of potential investors;

B.	Perform such other financial advisory services as may from time-to-time be agreed upon by Advisor and the Company.

III.	Fees

A.	Upon closing of any capital raise contemplated under this agreement, the Advisor shall be paid an Advisory Fee equal to 10% of the aggregate amount of the capital raise for investors who invest $1,000,000 or less and 8% for investors who invest $1,000,000 or more. Such amounts will be due and payable within 10 working days after closing.

B.	In the event the Company requests, in writing, for the Advisor to provide additional services to the Company (other than those included in the Scope of Services Section A described above), then the Company shall pay additional fees to Advisor in such amounts as shall be customary given the nature of the services provided, and such services and fees shall be provided upon such other terms as the Company and Advisor shall mutually agree in writing.

IV.	Term and Termination

This Letter Agreement and Advisor’s engagement hereunder may be terminated by either the Company or Advisor effective upon Thirty (30) days’ prior written notice thereof to the other party; provided, however, that notwithstanding such termination, the Company’s obligations as set forth in Section III with regard to a closing of a capital raise with any investors introduced evaluated by the Advisor shall continue for a period of up to one (1) year subsequent to the termination date of this Agreement.

V.	Other Agreements

This agreement may be executed in counterparts, each of which together shall be considered a single document.

I am pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning this Letter Agreement.

Very truly yours,		ACCEPTED AND AGREED TO:

Tryon Capital Partners (“Advisor”)		etrials Worldwide, Inc.

By:	/s/ PETER COKER	By:	/s/ JAMES W. CLARK, JR.
Print Name:	Peter Coker	Name:	James W. Clark, Jr.
Title:	Partner	Title:	Chief Financial Officer

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